Exhibit 10.1

Contract of Sale – Office, Commercial and Multi-Family, Residential Premises
Table of Contents

Section 1. Section 2.	Sale of premises and acceptable title Purchase price, acceptable funds, existing mortgage,	Section 13.	Objections to title, failure of seller or purchase to perform and vendee's lien
Section 3.	The closing	Section 14.	Broker
Section 4.	Representations and warranties of seller	Section 15.	Notices
Section 5. Section 6.	Acknowledgements of purchaser Seller's obligations as to leases	Section 16.	Limitations on survival of representations, warranties, covenants and other obligations
Section 7.	Responsibility for violations	Section 17.	Gains tax and miscellaneous provisions
Section 8.	Destruction, damage or condemnation	Signatures and receipt by escrowee
Section 9.	Covenants of seller	Schedule A.	Description of premises (to be attached)
Section 10.	Seller's closing obligations	Schedule B.	Permitted exceptions
Section 11.	Purchaser's closing obligations	Schedule C.	Purchase price
Section 12.	Apportionments	Schedule D.	Miscellaneous
		Schedule E.	INTENTIONALLY OMITTED
		Schedule F.	Schedule of personal property

CONTRACT dated                , 2001                            between      SYSCOMM INTERNATIONAL CORPORATION, a Delaware corporation, having an office at 20 Precision Drive, Shirley, New York 11967 (“Seller”) and PARR RESEARCH AND MARKETING, INC., a                   having an office at 21-50 Smithtown Avenue, Suite One, Ronkonkoma, New York 11779 (“Purchaser”).

          Seller and Purchaser hereby covenant and agree as follows:

Section 1:      Sale of Premises and Acceptable Title
     §1.01. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this contract: (a) the parcel of land more particularly described in Schedule A attached hereto (“Land”); (b) all buildings and improvements situated on the Land (collectively, “Building”); (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation of any damage to the Land by reason of a change of grade of any street or highway; (d) the appurtenances and all the estate and rights of Seller in and to the Land and Building; and (e) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other personal property set forth on Schedule F attached hereto, (collectively, “Premises”). The Premises are located at or known as

          20 Precision Drive
          Shirley, New York

§1.02. Seller shall convey and Purchaser shall accept fee simple title to the Premises in accordance with the terms of this contract, subject only to: (a) the matters set forth in Schedule B attached hereto (collectively, “Permitted Exceptions”); and (b) such other matters as the title insurance specified in Schedule D attached	hereto (or if none is so specified, then any title insurer licensed to do business by the State of New York) shall be willing without special premium, to omit as exceptions to coverage or to except with insurance against collection out of or enforcement against the Premises.

Section 2.      Purchase Price, Acceptable Funds, Existing Mortgages, Purchase Money Mortgage, Escrow of Downpayment and Foreign Persons
        §2.01    The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the Premises as provided in Schedule C attached hereto is $2,500,000.00.

        §2.02.    All monies payable under this contract, unless otherwise specified in this contract, shall be paid by (a) certified checks of Purchaser or any person making a purchase money loan to Purchaser drawn on any bank, savings bank, trust company or savings and loan association having a banking office in the State of New York or (b) official bank checks drawn by any such banking institution, payable to the order of Seller, except that uncertified checks of Purchaser payable to the order of Seller up to the amount of $1,000.00 shall be acceptable for sums payable to Seller at the Closing.

        §2.03.   (a)    INTENTIONALLY OMITTED

                      (b)    INTENTIONALLY OMITTED

        §2.04.   (a)    INTENTIONALLY OMITTED

                      (b)    INTENTIONALLY OMITTED

                      (c)    INTENTIONALLY OMITTED

              (i)    INTENTIONALLY OMITTED

              (ii)    INTENTIONALLY OMITTED

              (iii)    INTENTIONALLY OMITTED

              (iv)    INTENTIONALLY OMITTED

(v) INTENTIONALLY OMITTED	§2.05. (a) If the sum paid under paragraph (a) of Schedule C or any other sums paid on account of the Purchaser on account of the Purchase Price prior to the Closing (collectively, “Downpayment”) are paid by check or checks drawn to the order of and delivered to Seller’s attorney or another escrow agent (“Escrowee”), the Escrowee shall hold the proceeds thereof in escrow in a special bank account (or as otherwise agreed in writing by Seller, Purchaser and Escrowee) until the Closing or sooner termination of this contract and shall pay over or apply such proceeds in accordance with the terms of this section. Escrowee need not hold such proceeds in an interest-bearing account, but if any interest is earned thereon, such interest shall be paid to the same party entitled to the escrowed proceeds, and the party receiving such interest shall pay any income taxes thereon. The tax identification numbers of the parties are either set forth in Schedule D or shall be furnished to Escrowee upon request. At the Closing, such proceeds and the interest thereon, if any, shall be paid by Escrowee to Seller. If for any reason the Closing does not occur and either party makes a written demand upon Escrowee for payment of such amount, Escrowee shall give written notice to the other party of such demand. If Escrowee does not receive a written objection from the other party to the proposed payment within 10 business days after the giving of such notice, Escrowee is hereby authorized to make such payment. If Escrowee does receive such written objection within such 10 day period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the parties to this contract or a final judgment of a court. However, Escrowee shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the Supreme Court of the county in which the Land is located. Escrowee shall give written notice of such deposit to Seller and Purchaser. Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.

          (b)      The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that Escrowee shall not be deemed to be the agent of either of the parties, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this contract or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrowee’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, in willful disregard of this contract or involving gross negligence on the part of Escrowee.

(c) Escrowee has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this contract.
        §2.06. In the event that Seller is a “foreign person”, as defined in Internal Revenue Code Section 1445 and regulations issued thereunder (collectively, the “Code Withholding Section”), or in the event that Seller fails to deliver the certification of non-foreign status required under §10.12(c), or in the event that Purchaser is not entitled under the Code Withholding Section to rely on such certification. Purchaser shall deduct and withhold from the Purchase Price a sum equal to ten percent (10%) thereof and shall at Closing remit the withheld amount with Forms 8288 and 8288A (or any successors thereto) to the Internal Revenue Service; and if the cash balance of the Purchase Price payable to Seller at the Closing after deduction of the net adjustments, apportionments and credits (if any) to be made or allowed in favor of Seller at the Closing as herein provided is less than ten percent (10%) of the Purchase Price, Purchaser shall have the right to terminate this contract, in which event, Seller shall refund the Downpayment to Purchaser and shall reimburse Purchaser for title examination and survey costs as if this contract were terminated pursuant to §13.02. The right of termination provided for in this §2.06 shall be in addition to and not in limitation of any other rights or remedies available to Purchaser under applicable law.

§4.06. INTENTIONALLY OMITTED §4.07. INTENTIONALLY OMITTED §4.08. INTENTIONALLY OMITTED §4.09. INTENTIONALLY OMITTED §4.10. INTENTIONALLY OMITTED §4.11. INTENTIONALLY OMITTED
Section 3.      The Closing
        §3.01.    Except as otherwise provided in this contract, the closing of title pursuant to this Contract (“Closing”) shall take place on the scheduled date and time of closing specified in Section D (the actual date of the Closing being herein referred to as “Closing Date”) at the place specified in Schedule D.

§4.12. Seller has no actual knowledge that any incinerator, boiler or other burning equipment on the Premises is being operated in violation of applicable law. If copies of a certificate or certificates of operation therefor have been exhibited to and initialed by Purchaser or its representative, such copies are true copies of the originals.

Section 4.      Representations and Warranties of Seller
        Seller represents and warrants to Purchaser as follows:

        §4.01.   Unless otherwise provided in this contract, Seller shall be the sole owner of the Premises at Closing.

§4.13. Except as otherwise set forth in Schedule D, Seller has no actual knowledge of any assessment payable in annual installments, or any part thereof, which has become a lien on the Premises.
        §4.02.   INTENTIONALLY OMITTED

        §4.03.   INTENTIONALLY OMITTED

                      (a)   INTENTIONALLY OMITTED

                      (b)   INTENTIONALLY OMITTED

                      (c)   INTENTIONALLY OMITTED

                      (d)   INTENTIONALLY OMITTED

                      (e)   INTENTIONALLY OMITTED

                      (f)   INTENTIONALLY OMITTED

                      (g)   INTENTIONALLY OMITTED

                      (h)   INTENTIONALLY OMITTED

§4.14. Seller is not a "foreign person" as defined in the Code Withholding Section.

Section 5.      INTENTIONALLY OMITTED
        §5.1.     INTENTIONALLY OMITTED

        §5.2.     INTENTIONALLY OMITTED

Section 6.      INTENTIONALLY OMITTED
        §6.1.     INTENTIONALLY OMITTED

        §6.2.     INTENTIONALLY OMITTED

§4.04. INTENTIONALLY OMITTED
§4.05. INTENTIONALLY OMITTED
§6.03. INTENTIONALLY OMITTED §6.04. INTENTIONALLY OMITTED §6.05. INTENTIONALLY OMITTED	§7.03. INTENTIONALLY OMITTED

        §7.04.   If required, Seller upon written request by Purchaser, shall promptly furnish to Purchaser written authorizations to make any necessary searches for the purposes of determining whether notes or notices of violations have been noted or issued with respect to the Premises or liens have attached thereto.

Section 7. Responsibility for Violations §7.01. INTENTIONALLY OMITTED §7.02. INTENTIONALLY OMITTED	Section 8. Destruction, Damage or Condemnation
        §8.01.   The provisions of Section 5-1311 of the General Obligations Law shall apply to the sale and purchase provided for in this contract.

Section 9.     Covenants of Seller
         Seller covenants that between the date of this contract and the Closing:

§9.01. INTENTIONALLY OMITTED §9.02. INTENTIONALLY OMITTED §9.03. INTENTIONALLY OMITTED
§9.04. No fixtures, equipment or personal property included in this sale shall be removed from the Premises unless the same are replaced with similar items of at least equal quality prior to the Closing.

§9.05. INTENTIONALLY OMITTED

        §9.06.    Seller shall allow Purchaser or Purchaser’s representatives to access to the Premises, the Leases and other documents required to be delivered under this contract upon reasonable prior notice at reasonable times.

Section 10. Seller's Closing Obligation
        At the Closing, Seller shall deliver the following to Purchaser:

        §10.1.    A statutory form of bargain and sale deed with covenant against grantor’s acts, containing the covenant required by Section 13 of the Lien Law, and properly executed in proper form for recording so as to convey the title required by this contract.

§10.2. INTENTIONALLY OMITTED §10.3. INTENTIONALLY OMITTED §10.4. INTENTIONALLY OMITTED §10.5. INTENTIONALLY OMITTED

§10.06. INTENTIONALLY OMITTED §10.07. INTENTIONALLY OMITTED §10.08. INTENTIONALLY OMITTED	§11.04. Cause the deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing.

        §11.05.    Deliver any other documents required by this contract to be delivered by Purchaser.

        §10.09.   INTENTIONALLY OMITTED

        §10.10.    To the extent they are then in Seller’s possession and not posted at the Premises, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction.

        §10.11.    Such affidavits as Purchaser’s title company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller’s name.

        §10.12.    (a)    Checks to the order of the appropriate officers in payment of all applicable real property transfer taxes and copies of any required tax returns therefor executed by Seller, which checks shall be certified or official bank checks if required by the taxing authority, unless Seller elects to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof, (b)   INTENTIONALLY OMITTED and (c)    a certification of non-foreign status, in form required by the Code Withholding Section, signed under penalty of perjury. Seller understands that such certification will be retained by Purchaser and will be made available to the Internal Revenue Service on request.

        §10.13.   INTENTIONALLY OMITTED

        §10.14.   INTENTIONALLY OMITTED

        §10.15.    Notice(s) to the Mortgagee(s), executed by Seller or by its agent, advising of the sale of the Premises to Purchaser.

        §10.16.    If Seller is a corporation and if required by Section 909 of the Business Corporation Law, a resolution of Seller’s board of directors authorizing the sale and delivery of the deed and a certificate executed by the secretary or assistant secretary of Seller certifying as to the adoption of such resolution and setting forth facts showing that the transfer complies with the requirements of such law. The deed referred to in §10.01 shall also contain a recital sufficient to establish compliance with such law.

        §10.17.    Possession of the Premises in the condition required by this contract, and keys therefor.

Section 12. Apportionments
        §12.01.    The following apportionments shall be made between the parties at the Closing as of the close of business on the day prior to the Closing Date:

        (a)   INTENTIONALLY OMITTED

        (b)   INTENTIONALLY OMITTED

        (c)    real estate taxes, wager charges, sewer rents and vault charges, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Premises, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available;

        (d)   INTENTIONALLY OMITTED

        (e)    value of fuel stored on the Premises, at the price then charged by Seller's supplier, including any taxes; and

        (f)   INTENTIONALLY OMITTED

        (g)   INTENTIONALLY OMITTED

        (h)   INTENTIONALLY OMITTED

        (i)   INTENTIONALLY OMITTED

        (j)   INTENTIONALLY OMITTED

        (k)   any other items listed in Schedule D.

        If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing.

        §10.18.    Any other documents required by this contract to be delivered by Seller.

Section 11.   Purchaser's Closing Obligations
        At the Closing, Purchaser shall:

        §11.01.   Deliver to Seller checks in payment of the portion of the Purchase Price payable at the Closing, as adjusted for apportionments under Section 12.

        §11.02.   INTENTIONALLY OMITTED

        §11.03.   INTENTIONALLY OMITTED

Section 13. Objections to Title, Failure of Seller or Purchaser to Perform and Vendee's Lien §13.01. INTENTIONALLY OMITTED §13.02. INTENTIONALLY OMITTED

        §13.03.    Any unpaid taxes, assessments, water charges and sewer rents, together with the interest and penalties thereon to a date not less than two days following the Closing Date, and any other liens and encumbrances which Seller is obligated to pay, and discharge or which are against corporations, estates or other persons in the chain of title, together with the cost of recording or filing any instruments necessary to discharge such liens and encumbrances of record, may be paid out of the proceeds of the monies payable at the Closing if Seller delivers to Purchaser on the Closing Date official bills for such taxes, assessments, water charges, sewer rents, interest and penalties and instruments in recordable form sufficient to discharge any other liens and encumbrances of record. Upon request made a reasonable time before the Closing, Purchaser shall provide at the Closing separate checks for the foregoing payable to the order of the holder of any such lien, charge or encumbrance and otherwise complying with §2.02. If Purchaser’s title insurance company is willing to insure Purchaser that such charges, liens and encumbrances will be omitted as exceptions to the title policy, then, Seller shall have the right in lieu of payment and discharge to deposit with the title insurance company such funds or assurances or to pay such special or additional premiums as the title insurance company may require in order to so insure. In such case the charges, liens and encumbrances with respect to which the title insurance company has agreed so to insure shall not be considered objections to title.

        §13.04.    If Purchaser shall default in the performance of its obligation under this contract to purchase the Premises, the sole remedy of Seller shall be to retain the Downpayment as liquidated damages for all loss, damage and expense suffered by Seller, including without limitation the loss of its bargain.

        §13.05.    Purchaser shall have a vendee’s lien against the Premises for the amount of the Downpayment, but such lien shall not continue after default by Purchaser under this contract.

Section 16. Limitations on Survival of Representations, Warranties, Covenants and other Obligations
        §16.01.    Except as otherwise provided in this contract, no representations, warranties, covenants or other obligations of Seller set forth in this contract shall survive the Closing, and no action based thereon shall be commenced after the Closing. The representations, warranties, covenants and other obligations of Seller set forth in §4.03, §6.01 and §6.02 shall survive until the Limitation Date specified in Schedule D (or if none is so specified, the Limitation Date shall be the date which is six months after the Closing Date), and no action based thereon shall be commenced after the Limitation Date.

        §16.02.    The delivery of the deed by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this contract to survive the Closing.

Section 17.   Gains Tax and Miscellaneous Provisions
        §17.01.   INTENTIONALLY OMITTED

        §17.02.    This contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this contract. Neither this contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

        §17.03.    This contract shall be governed by, and construed in accordance with, the law of the State of New York.

Section 14.   Broker
        §14.01.    If a broker is specified in Schedule D, Seller and Purchaser mutually represent and warrant that such broker is the only broker with whom they have dealt in connection with this contract and that neither Seller nor Purchaser knows of any other broker who has claimed or may have the right to claim a commission in connection with this transaction, unless otherwise indicated in Schedule D. The commission of such broker shall be paid pursuant to separate agreement by the party specified in Schedule D. If no broker is specified in Schedule D, the parties acknowledge that this contract was brought about by direct negotiation between Seller and Purchaser and that neither Seller nor Purchaser knows of any broker entitled to a commission in connection with this transaction. Unless otherwise provided in Schedule D, Seller and Purchaser shall indemnify and defend each other against any costs, claims, or expenses, including attorneys’ fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this paragraph. The representations and obligations under this paragraph shall survive the Closing or, if the Closing does not occur, the termination of this contract.

§17.04. The captions in this contract are inserted for convenience of reference only and in no way define, describe or limit the scope of intent of this contract or any of the provisions hereof.

        §17.05.    This contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors and permitted assigns.

        §17.06.   This contract shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

        §17.07.    As used in this contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

Section 15. INTENTIONALLY OMITTED §15.01. INTENTIONALLY OMITTED	§17.08. If the provisions of any schedule or rider to this contract are inconsistent with the provisions of this contract, the provisions of such schedule or rider shall prevail. Set forth in Schedule D is a list of any and all schedules and riders which are attached hereto but which are not listed in the Table of Contents.

        §17.09.   INTENTIONALLY OMITTED

SEE RIDER ANNEXED HERETO AND MADE A PART HEREOF.

        IN WITNESS WHEREOF, the parties have executed this contract as of the date first above written.

Seller: SYSCOMM INTERNATIONAL CORPORATION
By:	/s/ Anat Ebenstein
Name:	Anat Ebenstein
Title:	CEO

Purchaser: PARR RESEARCH AND MARKETING, INC.
By:	/s/ Ronald Parr
Name:	Ronald Parr
Title:	Vice-President

Receipt by Escrowee The undersigned Escrowee hereby acknowledges receipt of $250,000.00, by check subject to collection, to be held in escrow pursuant to §2.05.

Ruskin, Moscou, Evans & Faltischek, P.C.

Schedule A DESCRIPTION OF PREMISES (to be attached separately and to include tax map designation)

Schedule B PERMITTED EXCEPTIONS (Attached Separately)

Schedule C PURCHASE PRICE	Schedule D MISCELLANEOUS

The Purchase Price shall be paid as follows:	1. INTENTIONALLY OMITTED

(a) By check subject to collection, the receipt of which is hereby acknowledged by Seller:	$ 250,000.00	2. INTENTIONALLY OMITTED 3. INTENTIONALLY OMITTED
(b) By check or checks delivered to Seller at the Closing in accordance with the provisions of §2.02:	$ 2,250,000.00	4. INTENTIONALLY OMITTED 5. Seller's tax identification number (§2.05): 11-2889809
(c) By acceptance of title subject to the following Existing Mortgage(s):	- -	6. Purchaser's tax identification number (§2.05):
(d) By execution and delivery to Seller by Purchaser or its assignee of a note secured by a Purchase Money Mortgage on the Premises, payable as follows:	- -	7. Scheduled time and date of Closing (§3.01): See below** 8. Place of Closing (§3.01) Ruskin, Moscou, Evans & Faltischek, P.C. 170 Old Country Road Mineola, New York 11501
9. INTENTIONALL OMITTED

10.   INTENTIONALLY OMITTED

11.   Tax abatements or exemptions affecting Premises (§4.10):
          See Paragraph 34

12.   INTENTIONALLY OMITTED

13.   INTENTIONALLY OMITTED

14.   INTENTIONALLY OMITTED

15. Broker, if any (§14.01):
          John Spielberger

16.   Party to pay broker's commission (§14.01):    Seller

17.   INTENTIONALLY OMITTED

18.   INTENTIONALLY OMITTED

19.   Additional Schedules or Riders (§17.08):
Rider to Contract of Sale dated

Purchase Price	$ 2,500,000.00	**7. 10:00 A.M. on or about the date that is the earlier to occur of: (a) the tenth (10th) day after the expiration of the Inspection Period, or (b) the tenth (10th) day after the Purchaser has given notice to the Seller that it is waiving the Inspection Period

RIDER TO CONTRACT OF SALE,
DATED       November 5      , 2001,
BETWEEN
SYSCOMM INTERNATIONAL CORPORATION, AS SELLER,
AND
PARR RESEARCH AND MARKETING, INC., AS PURCHASER
PREMISES: 20 PRECISION DRIVE, SHIRLEY, NEW YORK 11967

To the extent that there may be any conflict or inconsistency between the terms and provisions of this Rider and the printed form of Contract of Sale to which this Rider is annexed (such Contract of Sale and this Rider together being sometimes herein called “this Contract”), the terms and provisions of this Rider shall govern.

           18.     Condition of Premises.   Subject to the due diligence provisions of paragraph "20" hereof, Purchaser acknowledges that Purchaser has inspected the Premises, the operation, income and expenses thereof and all other matters affecting or relating to this transaction as Purchaser deemed necessary. Purchaser shall accept the Premises in its "as is" condition. Purchaser represents and warrants to Seller that, except as otherwise set forth herein, Purchaser has made full examination and investigation of the Premises and related information before entering into this Contract and that in entering into this Contract it has not been induced by, and has not relied upon any representations, covenants, warranties or statements, whether oral or written or expressed or implied, made by Seller or by any real estate broker or any other person representing or purporting to represent Seller, or by the failure of Seller or such real estate broker to make any representations, covenants, warranties or statements concerning the Premises, its state of title, condition or state of repair, income, rents, expenses, operations, environmental condition, development rights, zoning, subdivision, soil bearing capacity, elevations, insurability, access to public roads, availability of water, electric, sewer, telephone or public utilities of any kind, or any other matter or thing affecting or relating to the Premises or by Seller's failure to make any such representations, covenants, warranties.

          19.     Escrow.    Supplementing Section 2.05 of this Contract:

                   (a)     The Escrowee shall have the right to act in reliance upon any document, instrument or signature believed by it to be genuine and to assume that any party to this Contract purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

                   (b)     The Escrowee shall be entitled to represent itself and/or Seller in any dispute with respect to the Downpayment or otherwise.

                   (c)     The Escrowee shall not be bound by any modification, cancellation or rescission of this Contract unless in writing and signed by the parties hereto. In no event, however, shall any modification of this Contract which shall affect the rights or duties of the Escrowee by binding on the Escrowee unless the Escrowee shall have given its prior written consent thereto.

                   (d)     The Escrowee shall be entitled to rely upon any judgment, certification, demand or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein, the propriety or validity thereof or the jurisdiction of a court issuing any judgment.

           20.     Inspection.    Purchaser shall have the right, during the period commencing on the date of this Contract and expiring on the fifteenth (15th) day thereafter (the "Inspection Period"), to perform an environmental assessment and engineering inspection of the Premises. Purchaser shall have the right to terminate this Contract by giving Seller notice of termination, which notice of termination shall be received by Seller no later than the day after the Inspection Period (the "Outside Date"), if, in Purchaser's discretion, Purchaser is not satisfied with the environmental, structural or mechanical condition of the Premises. If Purchaser shall fail to give notice of termination on or before the Outside Date, Purchaser shall be deemed to have waived the right of termination pursuant to this paragraph, and this Contract shall remain in full force and effect as if the right of termination pursuant to this paragraph was not contained herein.

                    In connection with Purchaser's due diligence under this Contract, Purchaser shall have the right to have a Phase I environmental inspection performed on the Premises at Purchaser’s sole cost and expense. Purchaser agrees to immediately notify Seller of any suspected or actual contamination or hazardous environmental condition it may find on the Premises, together with a copy of the report or laboratory analysis on which Purchaser has relied.

                    Prior to entering upon the Premises to perform any inspection, testing or Phase I environmental inspection: (i) Purchaser shall deliver to Seller a certificate of insurance in form and substance acceptable to Seller, naming Seller as an additional insured party under a comprehensive general liability policy of insurance with combined single limit of coverage of not less than Three Million Dollars ($3,000,000.00); and (ii) Purchaser shall give Seller notice of the name and address of any inspector or consultant wishing to enter the Premises and Seller shall have the right to refuse access to any inspector or consultant which Seller may reasonably consider objectionable. Purchaser shall promptly provide Seller with copies of all results and reports in connection with the engineering and environmental inspections.

                    Anything contained herein to the contrary notwithstanding, Purchaser shall repair all damage caused to the Premises as a result of Purchaser’s due diligence activities, testing, inspection and investigations, and shall indemnify, defend and hold Seller harmless from and against all loss, liability, cost and expense, including attorneys fees and disbursements, arising out of or in connection with (i) the enforcement of this indemnity, and (ii) Purchaser’s inspection, investigation, testing and other due diligence activities pursuant to this Contract. This provision shall survive termination of the Contract and shall not be limited by any liquidated damages provision of this Contract.

           21.     Real Estate Tax Refunds and Proceedings.    The Seller shall have the sole right to withdraw, compromise or settle any pending application or proceeding for the reduction of the assessed valuation of the Premises and reserves all right to, and the proceeds from, any recovery under such pending application or proceeding. The Seller agrees, however, that where the proceeds from, or recovery under, any such application or proceeding shall cover a tax period subsequent to the date of Closing, (a) the Seller shall not withdraw, compromise or settle such application or proceeding applicable to such tax period subsequent to Closing without the consent of Purchaser, such consent not to be unreasonably withheld, and (b) the Seller shall be entitled to receive that portion of such proceeds or recovery as is attributable to all periods prior to the date of Closing and the Purchaser shall be entitled to receive that portion of such proceeds or recovery that is attributable to all periods from and subsequent to the date of Closing, provided that there first shall be deducted from the portion of the proceeds or recovery to be given to the Purchaser a portion of all expenses incurred in obtaining such proceeds or recovery, such portion (when expressed as a percentage) to be equal to the portion (also, when expressed as a percentage) of the proceeds or recovery to be paid to the Purchaser. To the extent that such application or proceeding covers a tax period prior to the current year in which the Closing of title takes place, the Seller shall have the sole right to withdraw, compromise or settle such application or proceeding or cause the same to be brought to trial, and the proceeds thereof shall be retained entirely by the Seller who shall likewise bear the expenses thereof. The Purchaser shall execute and deliver any documents that the Seller may require in connection with any applications or proceedings mentioned in this Section and in connection with any recovery had thereunder, without charge to the Seller. The provisions of this Section shall survive the Closing of title and the delivery of the deed hereunder.

           22.     Sales Tax.    Seller and Purchaser hereby acknowledge that $70,384.00 of the Purchase Price shall be attributable to personal property transferred under this Contract. Purchaser agrees to (a) pay any sales, use and similar tax payable with respect to such transfer and to indemnify and hold harmless Seller from and against any and all liability, loss, cost, damage and expense (including but not limited to interest, penalties and attorneys' fees) which Seller may sustain by reason of the non-payment of such tax and (b) file any sales, use or other tax reports which may be required. The provisions of this Section shall survive the Closing.

           23.     Bill of Sale.    Supplementing Section 10 of this Contract, Seller shall deliver to Purchaser at the Closing a Bill of Sale for all personal property transferred under this Contract, in the form attached hereto as Exhibit 1.

           24.     Separate Checks.    Supplementing Section 2.02 of this Contract, Seller may request, by facsimile notice to Purchaser's attorney at least forty-eight (48) hours prior to the Closing, that the balance of the Purchase Price due at Closing be delivered in separate cashier's checks or certified checks of Purchaser payable directly to the order of Seller or such persons as Seller may designate.

           25.     Recording of Contract.    Purchaser shall not record this Contract or any memorandum or notice of this Contract, and any attempt to record same shall be deemed a material and irrevocable default by Purchaser under this Contract.

           26.     Severability.    If any portion of this Contract is held invalid, the parties agree that such invalidity shall not affect the validity of the remaining portions of this Contract.

           27.     Customs in Respect to Title Closings.    Except as otherwise herein expressly provided, the "customs in respect to title Closings" adopted by The Real Estate Board of New York, Inc. shall apply to the apportionments and other matters herein mentioned.

           28.     Survival of Indemnities.    Any obligation to defend, indemnify and hold harmless expressly set forth in this Contract by Purchaser to Seller or Seller to Purchaser shall survive the Closing and shall be for the benefit of the parties hereto and their respective successors and assigns.

           29.     Construction of Contract.    The parties took equal part in drafting this Contract and no rule of construction that would cause any of the terms hereof to be construed against the drafter shall be applicable to the interpretation of this Contract. The parties agree that no inferences shall be drawn from matters deleted from any working draft of this Contract or against the party preparing any draft hereof.

           30.     Purchaser Representation by Attorney.    Seller and Purchaser represent and warrant to each other, which representation shall survive delivery of the deed, that each is represented by an attorney and represents that before signing this Contract, each has reviewed the terms and conditions with said attorney and each is fully familiar with such terms and conditions.

           31.     Notices.    In order for the same to be effective, each and every notice, request or demand permitted or required to be given by the terms and provisions of this Contract, or by any law or ordinance shall be given in writing, in the manner provided in this Section unless expressly provided otherwise elsewhere in this Contract.

                   (a)     In the case of notices given by Seller to Purchaser, any such notice shall be deemed to have been served and given by Seller and received by Purchaser, on the third business day following the date on which Seller shall have deposited such notice by registered or certified mail return receipt requested enclosed in a securely closed postpaid wrapper, in a United States general or branch post office facility or depository box (hereinafter individually and collectively referred to as a “Post Office”), addressed to Purchaser at its address as stated on the first page of this Contract and a copy to Purchaser’s attorneys, Rosenberg & Fortuna, LLP, 666 Old Country Road, Garden City, New York 11530, Attention: David I. Rosenberg, Esq.

                   (b)     In the case of notices given by Purchaser to Seller, any such notice shall be deemed to have been served and given by Purchaser and received by Seller, on the third business day following the date on which Purchaser shall have deposited such notice by registered or certified mail return receipt requested in a Post Office, addressed to Seller at its address as stated on the first page of this Contract and a copy to Seller’s attorneys, Ruskin, Moscou, Evans & Faltischek, P.C., 170 Old Country Road, Mineola, New York 11501, Attention: Patricia M. Schaubeck, Esq.

                   (c)     Each party hereby authorizes its attorney named above or any successor attorney designated by such party to give and receive any notice on its behalf.

                   (d)     Notices may also be given by telecopy, overnight courier with receipted delivery, or by any other manual or electronic means, or by hand delivery served in the same manner as a summons in a New York State Supreme Court action is then provided to be made under New York law. If notice is not delivered by registered or certified mail, return receipt requested, as set forth in clauses (a) and (b) above, but is delivered in any other manner authorized herein, it shall be deemed served and given on the date of receipt if received before 12:00 noon on a business day, or on the first business day following receipt if it is received at any other time.

                   (e)     Either party may, by notice as aforesaid, designate one or more different parties and addresses for notices in lieu of those specified above. Such designation shall be valid only when notice of such designation is given in the manner required herein.

           32.     Closing.    Supplementing the provisions of Section 3.01 of this Contract, Purchaser may adjourn Closing from time-to-time but such adjournments shall not exceed thirty (30) days in the aggregate. If closing is adjourned by Purchaser for more than an aggregate of thirty (30) days, Seller may, by giving Purchaser not less than five (5) business days notice, unilaterally establish a Closing Date which shall be TIME OF THE ESSENCE for the fulfillment of Purchaser's obligations under this Contract, unless otherwise agreed to by Seller. Any adjourned Closing Date agreed to by Seller shall likewise be deemed TIME OF THE ESSENCE of the fulfillment of Purchaser's obligations under this Contract.

           33.     Waiver.    Supplementing the provisions of Section 17.02 of this Contract, any consent by any party to, or waiver of, a breach by the other, shall not be deemed a consent to or waiver of any different or subsequent breach. The failure of either party to enforce any of its rights or remedies hereunder on any one occasion shall not be deemed a waiver of the right to enforce any other right or remedy for the same or a different occasion.

           34.     Industrial Development Agency.    Purchaser acknowledges that fee title to the Premises is currently held by the Town of Brookhaven Industrial Development Agency (the "Agency") and equitable title to the Premises is held by the Seller pursuant to that certain Lease Agreement, dated as of July 1, 1998, between the Agency and the Seller (the "Lease Agreement"). Purchaser acknowledges receipt of a copy of the Lease Agreement prior to the date of this Contract.

                    In connection with the Lease Agreement, the Agency and the Seller entered into a Payment-in-Lieu-of-Tax Agreement, dated as of July 1, 1998 (the “PILOT Agreement”), and an Environmental Compliance and Indemnification Agreement, dated as of July 1, 1998 (the “Environmental Agreement”). Purchaser acknowledges receipt of the PILOT Agreement and the Environmental Agreement prior to the date of this Contract.

                    At or prior to Closing, Seller shall, at Purchaser's option, cause title to be conveyed from the Agency to the Seller, upon which title shall then be re-conveyed to Purchaser in accordance with this Contract, or Purchaser shall take title to the leasehold subject to the existing Lease Agreement, PILOT Agreement and Environmental Agreement, and Seller shall assign all its right, title and interest thereunder and to the leasehold, and Purchaser shall expressly assume the obligations thereunder accruing from and after such assignment and otherwise comply with all of the requirements of the Agency in connection therewith and pay any fees associated with same to the Agency and its counsel. Seller shall promptly notify the Agency of Purchaser’s election and cooperate with the Agency and Purchaser in effectuating Purchaser’s election. Purchaser shall accept fee simple title or leasehold title, as the case may be, to the Premises, free and clear of all liens, encumbrances, tenancies and occupancies, but subject to the Permitted Exceptions and Section 36 of this Contract.

                    Purchaser acknowledges that the Seller must provide notice to the Agency of the transaction contemplated by this Contract. Seller shall timely provide the Agency with such notice and provide the Agency with any information it requests in connection therewith. If the Agency requests information that the Seller cannot, after diligent effort, provide by the Closing Date, Purchaser shall allow up to ninety (90) days from the Closing Date for the Seller to comply with the Agency’s requests. If, at the expiration of said ninety (90) days, the Seller is still unable to comply with the Agency’s information requests, Seller’s sole obligation shall be to refund all sums paid by Purchaser to Seller on account hereof and Purchaser’s net cost of examination of title without insurance and the net cost of a new survey, if any, and thereupon neither party shall have any further rights or claims as against the other, except for those obligations which expressly survive termination of this Contract.

           35.     Title; Violations.      (a)    A copy of Purchaser's title report must be furnished to Seller's attorney together with a letter setting forth any objections to title no later than fifteen (15) days following the execution of this Contract, and all updates, supplements and continuations of the title report shall thereafter be promptly furnished to Seller. (Such title report, updates, supplements and continuations are collectively referred to as the "Title Report".) If there are any objections to title (other than the Permitted Exceptions) and if by the date fixed for the Closing, Seller shall be unable to convey title subject to and in accordance with this Contract, then Purchaser shall allow Seller up to three (3) months to remedy such exceptions and, if at the expiration of said time, Seller shall still be unable to convey title to the Premises in accordance with this Contract, Seller's sole obligation shall be to refund all sums paid by Purchaser to Seller on account hereof and Purchaser's net cost of examination of title without insurance and the net cost of a new survey, if any, and thereupon neither party shall have any further rights or claims as against the other, except for those obligations which expressly survive termination of this Contract. Seller shall not be obligated or required to bring any action or proceeding to render title marketable or insurable, and any action taken by Seller to remove any such exception to title shall not be deemed an admission on Seller's part that Seller is obligated to remove same or that such exception is one which would give Purchaser the right to cancel this Contract. In the event Seller is unable to remove such exceptions as hereinabove provided Purchaser shall have the right to waive any such exceptions to title, and in such event the parties hereto shall proceed to Closing without any abatement in the purchase price. Purchaser agrees to accept title subject to all notes and notices of violations issued after the date of this Contract. Seller shall provide to Purchaser copies of all notes and notices of violations received by Seller after the date of this Contract. Seller shall cure and remove of record all violations issued on or before the date of this Contract.

                   (b)     Seller shall not be required to spend more than Ten Thousand Dollars ($10,000.00) to cure any title defect or to remove or cure any violations of law or municipal ordinances, orders or requirements noted in or issued by any governmental department having authority as to lands, housing, buildings, fire, health and labor conditions affecting the Premises on the date hereof. In the event the cost to cure any title defect or to remove or cure such violations shall exceed the aforesaid sum, Seller may terminate this Contract provided, however, that Purchaser shall be entitled to accept title to the Premises subject to such violations without any further right or remedy against Seller by reason thereof and receive a credit of Ten Thousand Dollars ($10,000.00) against the purchase price.

           36.     Occupancy by Seller.    Seller, at its option, may continue to occupy up to two thousand (2,000) square feet of office space and up to five thousand (5,000) square feet of warehouse space in the Building during the period commencing on the Closing Date and expiring on November 15, 2001 (the "Occupancy Period"). Seller shall be allocated five (5) reserved parking spaces for Seller's use during the Occupancy Period. In consideration for the foregoing, Seller shall pay to Purchaser, within thirty (30) days after its receipt of an invoice from Purchaser, 100% of utility expenses for the Premises during the Occupancy Period. If, at or prior to the expiration of the Occupancy Period, Seller desires to lease storage space at the Premises, Seller and Purchaser shall negotiate in good faith the provisions of such lease.

           37.     Vacant Possession.    Except as set forth in Section 36, at Closing the Premises shall be vacant and free of Leases or Tenancies.

           38.     Contract Assignment.    This Contract may not be assigned by Purchaser without Seller's express written consent and any purported assignment without such consent shall be null and void ab initio and shall constitute a material and incurable breach of this Contract; provided, however, that prior to Closing, Purchaser may on fourteen (14) days prior notice to Seller, assign this Contract to an entity in which Ronald Parr and John Spielberger are principals or majority shareholders or members. Any assignment of Purchaser's interest hereunder shall be upon the condition that Purchaser shall only be released from liability under this Contract at Closing, and further that such assignment is pursuant to a written assignment and assumption agreement wherein the assignee shall assume and agree to pay and perform all of the terms, covenants and conditions of this Contract to be paid and performed by Purchaser hereunder.

           39.     Certificate of Occupancy.    At Closing, Seller will deliver to Purchaser a valid and subsisting temporary or permanent Certificate of Occupancy covering the Building and all other improvements located at the Premises as the same currently exists.

           40.     Purchaser's Authorization.    At Closing, Purchaser shall provide Seller with a resolution of Purchaser's board of directors authorizing the purchase of the Premises and a secretary's certificate certifying as to the adoption of such resolution.

           41.     Delivery of Lease Assignment.    Supplementing Section 10.01 of this Contract, if the transaction contemplated by this Contract is a transfer or conveyance to Purchaser of the leasehold interest of the Seller with the Agency, rather than the Deed set forth in Section 10.01 above, Seller will deliver an assignment and assumption of the Lease Agreement, the PILOT Agreement, the Environmental Agreement, and all related documents in connection therewith, all in form satisfactory to the Agency; provided that Seller is fully and completely released of all liability under such documents and provided further that such assignment and assumption is without warranty by Seller.

SELLER: SYSCOMM INTERNATIONAL CORPORATION
By:	/s/ Anat Ebenstein
Name:	Anat Ebenstein
Title:	CEO

PURCHASER: PARR RESEARCH AND MARKETING INC.
By:	/s/ Ronald Parr
Name:	Ronald Parr
Title:	Vice-President

SCHEDULE A

DESCRIPTION OF PREMISES

SCHEDULE B

PERMITTED EXCEPTIONS

           1.      Zoning and building laws, ordinances, resolutions and regulations of all governmental authorities having jurisdiction which affect the Premises and the use and improvement thereof existing as of the date hereof and at the time of the closing, provided the same are not violated by the structures at the Premises;

           2.      Unpaid real estate taxes or payment-in-lieu-of taxes, water charges and sewer rents, vault charges, whether or not due and whether or not a lien on the Premises (subject to apportionment as provided under this Contract);

           3.      Encroachments of retaining walls, roofs, coping, awnings, window sills, ledges, fences and hedges projecting from the Premises over any street or highway or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Premises;

           4.      Any state of facts an accurate survey or inspection of the Premises would show, provided same does not render title uninsurable;

           5.      Unpaid New York State Franchise Taxes, whether or not any of the same are a lien or charge against the Premises, of Seller, any former owner, or any former tenant of the Premises, provided the title company will omit such New York State Franchise Taxes as exceptions to title;

           6.      Covenants, restrictions, utility agreements or utility easements of record, if any, provided the same are not violated by the structures at the Premises or their use and do not impose monetary requirements upon the owner of Premises.

           7.      Financing statements, chattel mortgages and liens on personalty filed more than 5 years prior to the Closing Date and not renewed, or filed against property or equipment no longer located on the Premises or owned by Tenants.

           8.      Exceptions from Coverage listed on Schedule B of Title Policy Number Y0097909, dated July 9, 1998, issued by First American Title Insurance Company of New York to Purchaser and to the Agency.

           9.      If the leasehold is assigned and transferred pursuant to Section 34 of this Contract, the Lease Agreement, any memorandum thereof, UCC Financing Statements relating to same, the PILOT Agreement, the Environmental Agreement and all ancillary documents of record (other than any loan documents or mortgages required to be satisfied by Seller under this Contract).

SCHEDULE F

PERSONAL PROPERTY

30 MODULAR UNITS
BLINDS
CHAIRS
COLOR TELEVISION
CREDIT CARD MACHINE
DESKS
FAX MACHINES
FURNITURE
LATERAL FILE
LAWN MOWER
PALLET TRUCKS
TELEPHONE AND COMPUTER LINES
TELEPHONE EQUIPMENT
TELEPHONE SYSTEMS
TELEPHONES
PLANTS
PRINTER
REFRIGERATOR/DISHWASHER
SCALE
SECURITY CAMERAS
SERVER RACK
SHELVES